The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated September 13, 2013

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Callable Yield Notes due September 17, 2014 Linked to the Lesser Return of the EURO STOXX 50® Index and the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Initial Valuation Date:	September 17, 2013
Issue Date:	September 20, 2013
Final Valuation Date*:	September 12, 2014
Maturity Date**:	September 17, 2014
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Reference Assets:	EURO STOXX 50® Index (the “EURO STOXX 50 Index”) and Russell 2000® Index (the “Russell 2000 Index”)

Index	Bloomberg Ticker	Initial Level	Knock-In Barrier Level
EURO STOXX 50 Index	SX5E<Index>	[•]	[•]
Russell 2000 Index	RTY<Index>	[•]	[•]

The EURO STOXX 50 Index and the Russell 2000 Index are each referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices” or “Reference Assets”.
Interest Rate:	[0.50% – 0.583%] (equal to an annualized rate of [6.00% – 7.00%])† †The Interest Rate will be set on the Initial Valuation Date and will not be less than 0.50% (6.00% per annum).
Interest Payment Dates:***

Monthly, on October 22, 2013, November 21, 2013, December 20, 2013, January 23, 2014, February 21, 2014, March 20, 2014, April 23, 2014, May 22, 2014, June 20, 2014, July 22, 2014, August 21, 2014  and the Maturity Date.

Tax Allocation of the Monthly Payments on the Notes:	Deposit Income: [•]% of the amount of the monthly interest payment Put Premium: [•]% of the amount of the monthly interest payment
Early Redemption at the Option of the Issuer:

Beginning on the Interest Payment Date scheduled to occur in March 2014, and on each quarterly Interest Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below, provided the Issuer gives at least five business days’ prior written notice to the trustee.  If the Issuer exercises its redemption option, the monthly Interest Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:

If the Issuer exercises its redemption option on any Interest Payment Date that it may exercise such option (pursuant to the “Early Redemption at the Option of the Issuer” provision), you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any monthly Interest Payment that may be due on such date.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price‡	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.00%	100.00%
Total	$[•]	$[•]	$[•]	$[•]

‡  Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $975.00 and $984.90 per Note.   The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this preliminary pricing supplement.

‡‡ Investors that hold their notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-7 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued
Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk), in addition to the final monthly Interest Payment, a cash payment determined as follows:

•                   If a Knock-In Event does not occur, $1,000 per $1,000 principal amount Note;

•                   If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is equal to or greater than 0.00%,  $1,000 per $1,000 principal amount Note;

•                   If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0.00%, an amount calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0.00%, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you will  lose some or all of your principal.  If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0.00%, the payment at maturity will be based solely on the Index Return of the Lesser Performing Index and the performance of the Index that is not the Lesser Performing Index will not be taken into account for purposes of calculating any payment at maturity under the Notes.

Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Knock-In Event:

A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Level of either Index is less than the Knock-In Barrier Level applicable to such Index on any Index Business Day during the Observation Period; provided, however, that, if a Market Disruption Event occurs with respect to an Index on any Index Business Day during the Observation Period, the Closing Level of such Index on such Index Business Day will be disregarded for purposes of determining whether a Knock-In Event occurs. For a description of Market Disruption Events that are applicable to the Indices, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Closing Level:

With respect to the EURO STOXX 50 Index, for any Scheduled Trading Day, the closing value of the EURO STOXX 50 Index published at the regular weekday close of trading on that Scheduled Trading Day as displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the Russell 2000 Index, for any Scheduled Trading Day, the closing value of the Russell 2000 Index published at the regular weekday close of trading on that Scheduled Trading Day as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing value of an Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Knock-In Barrier Level:	With respect to an Index, 65.00% of its corresponding Initial Level. The Knock-In Barrier Level for each Index is set forth in the table above, which appears under the caption “Reference Assets”.
Observation Period:

The period from but excluding the Initial Valuation Date to and including the Final Valuation Date.  If the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and include, the Final Valuation Date as postponed.

Scheduled Trading Day:

With respect to an Index, means any day on which (a) the Closing Level of the Index is published and (b) trading is generally conducted on the markets on which the index components are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Day:

Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Lesser Performing Index:	The Index with the lower Index Return, as calculated in the manner set forth below.
Index Return:	With respect to each Index, the performance of such Index from its Initial Level to its Final Level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	With respect to each Index, the Closing Level of such Index on the Initial Valuation Date, as set forth in the table above under the caption “Reference Assets”.
Final Level:	With respect to an Index, the Closing Level of the Index on the Final Valuation Date.
Business Day/Day Count Convention:	Following; Unadjusted / 30/360
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741TL54 and US06741TL547

*                   Subject to postponement in the event of a market disruption event with respect to either Index described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

**              Subject to postponement in the event of a market disruption event with respect to either Index and as described under “Terms of the Notes — Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

***         If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three (3) months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase

HYPOTHETICAL PAYMENT AT MATURITY CALCULATIONS

The following steps illustrate the hypothetical payment at maturity calculations.  The hypothetical payment at maturity calculations set forth below are for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis.  Note that, for purposes of the hypothetical payment at maturity calculations set forth below, we are assuming that (i) the Initial Level of the EURO STOXX 50 Index is 2,862.07, (ii) the Initial Level of the Russell 2000 Index is 1,048.48, (iii) the Knock-In Barrier Level with respect to the EURO STOXX 50 Index is 1,860.35 (the Initial Level of the EURO STOXX 50 Index multiplied by 65.00%, rounded to the nearest hundredth), (iv) the Knock-In Barrier Level with respect to the Russell 2000 Index is 681.51 (the Initial Level of the Russell 2000 Index multiplied by 65.00%, rounded to the nearest hundredth), and (v) the Notes are not redeemed prior to maturity pursuant to “Early Redemption at the Option of the Issuer” as described above.  The calculations set forth below do not take into account any tax consequences from investing in the Notes.

Step 1: Determine Whether a Knock-In Event Occurs.

A Knock-In Event occurs if, as determined by the Calculation Agent, any of the following events occur:  (i) the Closing Level of the EURO STOXX Index on any Index Business Day during the Observation Period is less than its Knock-In Barrier (i.e., 1,860.35, given the assumed Initial Level set forth above) or (ii) the Closing Level of the Russell 2000 Index on any Index Business Day during the Observation Period is less than its Knock-In Barrier (i.e., 681.51, given the assumed Initial Level set forth above).  If a Knock-In Event occurs, the payment at maturity will depend on whether the Index Return of the Lesser Performing Index is less than 0.00%, as described below.

If a Knock-In Event does not occur, you will receive, in addition to the final interest payment, a payment at maturity equal to the principal amount of your Notes.

Step 2: Determine Which Index is the Lesser Performing Index Based on the Index Return of each Index..

To determine which Index is the Lesser Performing Index on the Final Valuation Date, the Calculation Agent will need to calculate the Index Return of each Index on such date. The Index Return of an Index is equal to the performance of such Index from its Initial Level to its Closing Level on the Final Valuation Date (referred to as the “Final Level”), calculated by the Calculation Agent as follows:

Final Level – Initial Level
Initial Level

The Index with the lower Index Return will be the Lesser Performing Index and its Final Level will be evaluated relative to its Initial Level to determine the payment due at maturity.

Step3: Calculate the Payment at Maturity

If a Knock-In Event occurs, you will receive a payment at maturity equal to the principal amount of your Notes only if the Index Return of the Lesser Performing Index, determined by the Calculation Agent as described above, is equal to or greater than 0.00%.

If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0.00% (i.e., the Final Level is less than its Initial Level), you will receive a payment at maturity that is less, and possibly significantly less, than the principal amount of your Notes, calculated by the Calculation Agent as the sum of the (i) principal amount of your Notes, plus (ii) product of (a) principal amount of your Notes multiplied by (b) the Index Return of the Lesser Performing Index.  The following table illustrates the hypothetical payments at maturity assuming a range of performances for the Indices:

Russell 2000 Index Final Level	EURO STOXX 50 Index Final Level	Russell 2000 Index Return	EURO STOXX 50 Index Return	Index Return of the Lesser Performing Index	Payment at Maturity* (Not including any Interest Payment)
2,149.38	5,724.14	105.00%	100.00%	100.00%	$1,000.00
1,992.11	5,581.04	90.00%	95.00%	90.00%	$1,000.00
1,939.69	5,151.73	85.00%	80.00%	80.00%	$1,000.00
1,782.42	5,008.62	70.00%	75.00%	70.00%	$1,000.00
1,729.99	4,579.31	65.00%	60.00%	60.00%	$1,000.00
1,572.72	4,436.21	50.00%	55.00%	50.00%	$1,000.00
1,520.30	4,006.90	45.00%	40.00%	40.00%	$1,000.00

Russell 2000 Index Final Level	EURO STOXX 50 Index Final Level	Russell 2000 Index Return	EURO STOXX 50 Index Return	Index Return of the Lesser Performing Index	Payment at Maturity* (Not including any Interest Payment)
1,363.02	3,863.79	30.00%	35.00%	30.00%	$1,000.00
1,310.60	3,434.48	25.00%	20.00%	20.00%	$1,000.00
1,153.33	3,205.52	10.00%	12.00%	10.00%	$1,000.00
1,048.48	2,862.07	0.00%	0.00%	0.00%	$1,000.00
996.06	3,148.28	-5.00%	10.00%	-5.00%	$950.00
943.63	2,718.97	-10.00%	-5.00%	-10.00%	$900.00
1,069.45	2,289.66	2.00%	-20.00%	-20.00%	$800.00
786.36	2,432.76	-25.00%	-15.00%	-25.00%	$750.00
838.78	2,003.45	-20.00%	-30.00%	-30.00%	$700.00
681.51	2,003.45	-35.00%	-30.00%	-35.00%	$650.00
629.09	2,003.45	-40.00%	-30.00%	-40.00%	$600.00
576.66	1,431.04	-45.00%	-50.00%	-50.00%	$500.00
629.09	1,144.83	-40.00%	-60.00%	-60.00%	$400.00
314.54	3,148.28	-70.00%	10.00%	-70.00%	$300.00
262.12	572.41	-75.00%	-80.00%	-80.00%	$200.00
104.85	429.31	-90.00%	-85.00%	-90.00%	$100.00
52.42	0.00	-95.00%	-100.00%	-100.00%	$0.00

*per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The EURO STOXX 50 Index increases from an Initial Level of 2,862.07 to a Final Level of 3,434.48 and the Russell 2000 Index increases from an Initial Level of 1,048.48 to a Final Level of 1,310.60.

Because the Index Returns of both Indices are positive, the Index Return of the Lesser Performing Index is greater than or equal to 0.00% and the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 2: The EURO STOXX 50 Index decreases from an Initial Level of 2,862.07 to a Final Level of 2,289.66 and the Russell 2000 Index increases from an Initial Level of 1,048.48 to a Final Level of 1,069.45.

Because the Index Return of the EURO STOXX 50 Index is negative and the Index Return of the Russell 2000 Index is positive, the EURO STOXX 50 Index is the Lesser Performing Index.  Because the Index Return of the Lesser Performing Index is equal to -20.00%, the investor receives a payment at maturity of $800.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -20.00%] = $800.00

Example 3: The EURO STOXX 50 Index decreases from an Initial Level of 2,862.07 to a Final Level of 1,144.83 and the Russell 2000 Index decreases from an Initial Level of 1,048.48 to a Final Level of 629.09.

Because the Index Return of the EURO STOXX 50 Index of -60.00% is lower than the Index Return of the Russell 2000 Index of -40.00%, the EURO STOXX 50 Index is the Lesser Performing Index and the Index Return of the Lesser Performing Index is equal to -60.00%.  As such, the investor receives a payment at maturity of $400.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of the Lesser Performing Index]

$1,000 + [$1,000 x -60.00%] = $400.00

SELECTED PURCHASE CONSIDERATIONS

•                  Market Disruption Events—The Final Valuation Date, the Observation Period, the Maturity Date and the payment at maturity are subject to adjustment in the event of a Market Disruption Event with respect to either Index.   If the Calculation Agent determines that on the Final Valuation Date, a Market Disruption Event occurs or is continuing in respect of either

Index, the Final Valuation Date will be postponed.  If such postponement occurs, the Final Levels of the Indices shall be determined using the Closing Levels of the Indices on the first following Index Business Day on which no Market Disruption Event occurs or is continuing in respect of either Index.  In no event, however, will the Final Valuation Date be postponed by more than five Index Business Days.  If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Index on such fifth day, the Calculation Agent will determine the Final Level of either Index unaffected by such Market Disruption Event using the Closing Level of such Index on such fifth day, and will make an estimate of the Closing Level of either Index affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. As the Observation Period ends on and includes the Final Valuation Date, if the scheduled Final Valuation Date is postponed, the Observation Period will be extended to, and includes, the Final Valuation Date as postponed. In the event that the Final Valuation Date is postponed, the Maturity Date will be the third Business Day following the Final Valuation Date, as postponed.

o                 For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement;

•                  Adjustments to the Indices—The payment you will receive on any Early Redemption Date or at maturity, as applicable, may subject to adjustment in certain circumstances.  For a description of adjustments that may affect the Indices, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index” in the accompanying prospectus supplement

•                  Exposure to the Equities Comprising the Respective Indices—The payment at maturity, if any, is linked to the performance of the Indices. As such, the investor may be exposed to the performance (which may be negative) of either the EURO STOXX 50 Index or the Russell 2000 Index (depending on which is the Lesser Performing Index).  The EURO STOXX 50 Index is comprised of fifty European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For additional information about the EURO STOXX 50 Index, see “Information Regarding the Indices – Description of the EURO STOXX 50® Index” below and “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompany index supplement.

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000 Index, see the information set forth under “Information Regarding the Indices—Description of the Russell 2000 Index” in this preliminary pricing supplement.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate short-term debt obligation that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Lesser Performing Index (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”).  On the cover page of this preliminary pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”).  The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service.  Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY,

WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

It would generally be reasonable to account for amounts treated as interest on the Deposit as subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes.  The rules governing short-term debt obligations are complex, however, and you should consult your tax advisor in this regard.  For a further discussion of the tax considerations applicable to short-term debt obligations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement.  Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

If the Notes are redeemed early or cash settled at maturity, such receipt of cash (excluding cash attributable to the final monthly interest payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option.  Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final monthly interest payment on the Notes).

Upon a sale of your Notes, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the sum of (a) the amount you receive at such time (excluding amounts attributable to accrued or unpaid interest on the Deposit) and (b) any amount of Put Premium previously received and deferred as described above and (ii) the amount you paid for your Notes.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments.  There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above.  For example, it is possible that the Notes could be treated as a contingent short-term debt obligation.  If your Notes are so treated, you may be required to include as ordinary income the entire quarterly interest payment on the Notes (and not just the interest on the Deposit).  However, no specific rules govern contingent short-term debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that the Notes could be treated as a pre-paid income-bearing derivative contract in respect of the Lesser Performing Index, in which case you may be required to include the entire monthly interest payment on the Notes in ordinary income (and not just the interest on the Deposit).

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component.  If the Notes were treated as notional principal contracts, you could in effect be required to include all of the stated interest in income, rather than only the portion thereof denoted as Deposit Income on the cover page of the preliminary pricing supplement, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding.   If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding “ in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Indices or the index components of the Indices.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with More Than One Reference Asset, Where the Performance of the Security Is Based on the Performance of Only One Reference Asset”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Final Barrier Level”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss; No Principal Protection—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether a Knock-In Event occurs and whether, and the extent to which, the Index Return of the Lesser Performing Index falls below 0.00%.  If a Knock-In Event occurs and the Index Return of the Lesser Performing Index is less than 0.00%, your Notes will be fully exposed to any such decline of the Lesser Performing Index from its Initial Level to its Final Level and you will lose some or all of your principal.

•                  If Your Notes Are Not Called Pursuant to the “Early Redemption at the Option of the Issuer” Provision, the Payment at Maturity on Your Notes will be Based Solely on the Index Return of the Lesser Performing Index— If the Notes are not redeemed by the Issuer (pursuant to the “Early Redemption at the Option of the Issuer” provision), any payment at maturity due on your Notes will be linked solely to the Index Return of the Lesser Performing Index.  As such, the payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index.  For example, if the Final Level of the Lesser Performing Index is less than its Initial Level (resulting in a Index Return of less than 0.00%), even though the Index that is not the Lesser Performing Index appreciates from its Initial Level to its Final Level, the calculation of the payment at maturity will not take into account such appreciation and your Notes will be fully exposed to the decline of the Lesser Performing Index from its Initial Level to its Final Level.  Similarly, if both Indices have negative Index Returns, any payment at maturity will depend solely on the extent to which the Lesser Performing Index is less than its respective Initial Level and will not be limited in any way by virtue of the Index Return of the other Index being greater than the Index Return of the Lesser Performing Index.  Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to Index that is not the Lesser Performing Index.

•                  If A Knock-In Event Occurs, the Amount Payable at Maturity (Other Than the Final Interest Payment) is Solely Linked to the Index Return and Final Level of the Lesser Performing Index—If a Knock-In Event occurs, any amount payable at maturity (other than the final interest payment) will be linked solely to the Index Return of the Lesser Performing Index.  The payment at maturity, if any, will not reflect the performance of the Index that is not the Lesser Performing Index.  Accordingly, your investment in the Notes will result in a return that is less, and may be substantially less, than an investment that is linked to the Index that is not the Lesser Performing Index.

•                  If a Knock-In Event Occurs, The Payment at Maturity of Your Notes is Not Based on the Levels of the Index at Any Time Other than the Final Levels of each Index on the Final Valuation Date—If a Knock-In Event occurs, the determination of the Index Return of the Lesser Performing Index and the payment at maturity will not be based on any level of the Indices other than the Final Level of each Index on the Final Valuation Date. Therefore, if a Knock-In Event occurs and the Final Level of the Index that is the Lesser Performing Index drops on the Final Valuation Date to a level lower than its Initial Level, your Notes will be fully exposed to any decline of the Lesser Performing Index from its Initial Level to its Final Level and you will lose some or all of your principal.  The payment at maturity, if any, that you will receive for your

Notes will be significantly less than it would otherwise have been had such payment been linked to the levels of the Indices prior to such drop.

•                  The Determination of Whether a Knock-In Event Occurs on any Index Business Day is Not Based On Any Levels of the Indices Other Than the Closing Levels of the Indices on such Day—A Knock-In Event occurs if, as determined by the Calculation Agent, the Closing Level of either Index is less than the Knock-In Barrier Level applicable to such Index on any Index Business Day during the Observation Period. The determination of whether a Knock-In Event occurs is therefore not based on any levels of the Indices at any time other than the Closing Levels of the Indices on any applicable Index Business Day during the Observation Period.  For example, if on an applicable day the level of a Index drops precipitously shortly before the close of business on such day and such drop causes the Closing Level of such Index to fall below its Knock-In Barrier Level, assuming that no Market Disruption Event has occurred or existed with respect to such Index on such day, a Knock-In Event occurs regardless of whether the level of the Index is greater than or equal to its Knock-In Barrier Level at any other time during such day. The payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the determination of whether a Knock-In Event occurs been based on the level of an Index prior to such drop at a time when the level of such Index was at or above its Knock-In Barrier Level.  The occurrence of a Knock-In Event may significantly and adversely affect the market value of your Notes, the payment at maturity of the Notes, if any, and your ability to sell your Notes.

•                  You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, in addition to the final Interest Payment, you will not receive more than the principal amount of your Notes, even if the Index Return of either or both of the Indices is greater than 0.00%.  The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Interest Payments paid during the term of the Notes.

•                  Potential Return Limited to the Interest Payments—The return on the Notes is limited to the Interest Payments.  You will not participate in any appreciation in the level of any Index.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, beginning on the Interest Payment Date scheduled to occur in March 2014, and each Interest Payment Date thereafter, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent, provided the Issuer gives at least five Business Days’ prior written notice to the trustee.  As such, the term of the Notes may be as short as six (6) months.

If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date 100% of the principal amount of your Notes together with any Interest Payment due on such date, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Early Redemption Date.  The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.  The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.   In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the index supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•                  Risks Associated with Small Capitalization Stocks May Affect the Notes. The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                  No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the stocks composing the EURO STOXX 50 Index are denominated, although any currency fluctuations could affect the performance of the EURO STOXX 50 Index.  Therefore, if the applicable currency appreciates or depreciates relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•                  Non-U.S. Securities Markets Risks—The component stocks of the EURO STOXX 50 Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the EURO STOXX 50 Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The historical performance of the Indices is not an indication of the future performance of the Indices over the term of the Notes.  Therefore, the performance of the Indices over the term of the Notes may bear no relation or resemblance to the historical performance of the Indices.

•                  Holding the Notes is not the Same as Owning Directly the Indices, or the Underlying Constituents of the Indices; No Dividend Payments or Voting Rights—Holding the Notes is not the same as investing directly in Indices or the underlying constituents/components of the Indices.  The return on your Notes will not reflect the return you would realize if you actually purchased the Indices or underlying constituents/components of the Indices. As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the stocks comprising either of the Indices, would have.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—As described above, we and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Taxes— The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income or loss.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that exceeds the portion of the monthly payments treated as interest on the Deposit for U.S. federal income tax purposes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.    You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the Indices on any Scheduled Trading Day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Indices;

o                 the time to maturity of the Notes;

o                 the market price and dividend rate on the common stocks underlying the Indices;

o                 interest and yield rates in the market generally;

o                 a variety of economic, financial, political, regulatory or judicial events;

o                 supply and demand for the Notes; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDICES

Description of the EURO STOXX 50® Index

The EURO STOXX 50 Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The STOXX 600 Supersector indices contain the 600 largest stock traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure; and utilities. For additional information about EURO STOXX 50  Index, see the information set forth under “Non-Proprietary Indices—Equity Indices—EURO STOXX 50®   Index” in the accompanying index supplement.

Historical Information Regarding the EURO STOXX 50® Index

The following table sets forth the high and low Closing Levels of the EURO STOXX 50® Index, as well as end-of-quarter Closing Levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,140.41
December 30, 2011	2,476.92	2,090.25	2,316.55
March 30, 2012	2,608.42	2,286.45	2,477.28
June 29, 2012	2,501.18	2,068.66	2,264.72
September 28, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.90	2,511.80	2602.60
September [ ], 2013*	2,863.40	2,646.50	2,862.07

* For the period commencing July 1, 2013 and ending on September 12, 2013

The following graph sets forth the historical performance of EURO STOXX 50® Index the based on daily Closing Levels from January 2, 2008 through September 12, 2013. The Closing Level of the EURO STOXX 50® Index on September 12, 2013 was 2,862.07.

We obtained the EURO STOXX 50® Index closing levels above from Bloomberg, L.P, without independent verification. The historical levels of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the EURO STOXX 50® Index on any Valuation Date.  We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in the return of any of your principal.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Description of the Russell 2000® Index

As noted above, the Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For more information about the Russell 2000 Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in this accompanying index supplement.

Historical Information Regarding the Russell 2000® Index

We obtained the historical closing level information in the chart and the graph below from Bloomberg, L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level of the Russell 2000 Index on any Valuation Date.  We cannot give you assurance that the performance of the Russell 2000 Index will result in the return of any of your initial investment.

The following table sets forth the high and low closing levels of the Index, as well as end-of-quarter closing levels, during the periods indicated below.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	650.96	689.95
December 30, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 12, 2013*	1,063.01	989.47	1.048.48

* For the period commencing July 1, 2013 and ending on September 12, 2013

The following graph sets forth the historical performance of Russell 2000 Index the based on daily closing levels from January 1, 2008 through September 12, 2013. The closing level of the Russell 2000® Index on September 12, 2013 was 1,048.48.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

ADDITIONAL INFORMATION

If the underlier is (a) a security or other financial instrument admitted to trading on a trading venue in the European Union (other than a security or other financial instrument whose principal trading venue is located outside the European Union), (b) a derivative relating to such a security or financial instrument (or to the issuer of such a security or financial instrument) or (c) a debt instrument issued by the European Union or any of its member states or any sovereign issuer that is an instrumentality or political sub-division of the European Union or any of its member states, or any derivative relating thereto (any of (a), (b) or (c) being a “European Financial Instrument”), or if the underlier is an index, basket of securities or interest in an exchange traded fund or similar entity which includes one or more European Financial Instruments, then as a holder of the notes, you may be deemed to have an indirect interest in those underlying European Financial Instruments for purposes of EU Regulation No 26/2012 of 14 March 2012 on short selling and certain aspects of credit default swaps (the “EU Short Selling Regulation”).  Subject to certain exceptions, the EU Short Selling Regulation prohibits investors, wherever located, from directly or indirectly making uncovered short sales of European Financial Instruments or European sovereign credit default swaps.  The EU Short Selling Regulation also requires investors, wherever located, who hold directly or indirectly a net short position in European Financial Instruments to comply with certain notification and disclosure obligations depending on the size of their net short position.  You should consult with your own legal advisers regarding any investment in the notes, as you may need to consider your investment in the notes for purposes of compliance with the EU Short Selling Regulation.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.